Exhibit 10.14

VIVIDION THERAPEUTICS, INC.

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is effective as of January 1, 2017 (the “Effective Date”), by and between VIVIDION THERAPEUTICS, INC., a Delaware corporation (the “Company”), and BENJAMIN CRAVATT (“Consultant”).

The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company and Consultant is willing to perform such services, on the terms described below.

AGREEMENT

In consideration of the mutual promises contained herein, the parties agree as follows:

1. SERVICES AND COMPENSATION. Consultant agrees to perform for the Company the services described in Exhibit A (the “Services”), and the Company agrees to pay Consultant the compensation described in Exhibit A for Consultant’s performance of the Services. If not specified on Exhibit A, the scope, timing, duration, and site of performance of said Services shall be mutually and reasonably agreed to by the Company and Consultant and are subject to change upon the written agreement of both parties. Consultant will make reasonable, good faith efforts to provide the Services in a timely and professional manner consistent with industry practices.

2. INSTITUTIONAL AGREEMENT. The Company acknowledges that Consultant is an employee of The Scripps Research Institute (“TSRI”) and is subject to TSRI’s Uniform Consulting Agreement Provisions attached hereto as Exhibit B (the “Uniform Provisions”), which are incorporated herein by reference, and TSRI’s policies, including policies concerning consulting, conflicts of interest and intellectual property. The Company acknowledges that, to the extent that the Uniform Provisions or TSRI’s policies conflict with the terms of this Agreement, Consultant’s obligations under the Uniform Provisions or TSRI’s policies (as applicable) take priority over the obligations Consultant has by reason of this Agreement. The Company further acknowledges and agrees that nothing in this Agreement shall affect Consultant’s obligations to, or research on behalf of, TSRI. Consultant agrees to use reasonable efforts to avoid or minimize any such conflict. Consultant agrees that he/she will use best efforts to avoid using any facilities or resources of TSRI in performing the Services hereunder. Consultant agrees to provide to the Company copies of TSRI’s policies or guidelines, if any, relating to Consultant’s obligations to TSRI and consulting services promptly upon request by the Company. If Consultant is required by TSRI, pursuant to applicable guidelines or policies, to make any disclosure or take any action that conflicts with the Services being provided by Consultant hereunder or is that contrary to the terms of this Agreement, Consultant will promptly notify the Company of such obligation, specifying the nature of such disclosure or action and identifying the applicable guideline or policy under which disclosure or action is required, prior to making such disclosure or taking such action.

3. CONFIDENTIALITY.

3.1 Definitions. “Confidential Information” means all data, information, technology and inventions (including without limitation trade secrets, technical information, business forecasts and strategies, marketing plans, customer and supplier lists, personnel information, financial data, and proprietary information of third parties provided to Company in confidence) relating to the Company or its products, product concepts, technologies, business, financial, marketing, manufacturing processes and procedures, or those of any other third party, from whom the Company receives information on a confidential basis, whether written, graphic or oral, furnished to Consultant by or on behalf of the Company, either directly or indirectly, or obtained or observed by Consultant while providing Services hereunder, and the Services to be provided by Consultant hereunder. Confidential Information does not include (i) information that is now in the public domain or subsequently enters the public domain and is generally available without fault on the part of Consultant; (ii) information that is presently known by Consultant from Consultant’s own sources as evidenced by Consultant’s prior written records; (iii) information disclosed to Consultant by a third party legally and contractually entitled to make such disclosures; or (iv) information required to be disclosed by a court of competent jurisdiction.

3.2 Nonuse and Nondisclosure. Consultant, during or subsequent to the term of this Agreement, (i) has not used and will not use the Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or (ii) has not disclosed and will not disclose the Confidential Information to any third party. Consultant agrees that, as between the Company and Consultant, all Confidential Information will remain the sole property of the Company. Consultant also agrees to take all necessary and reasonable precautions to prevent any unauthorized disclosure of such Confidential Information. Without the Company’s prior written approval, Consultant may disclose the existence, but not the terms, of this Agreement to third parties. Consultant acknowledges that the use or disclosure of Confidential Information without the Company’s express written permission will cause the Company irreparable harm and that any material breach or threatened material breach of this Agreement by Consultant will entitle the Company to seek injunctive relief and reasonable attorneys’ fees, in addition to any other legal remedies available to it, in any court of competent jurisdiction.

Consultant has been informed and acknowledges that the unauthorized taking of the Company’s trade secrets could result in a civil liability under California Civil Code Section 3426, and that, if willful, could result in an award for double the amount of the Company’s damages and attorneys’ fees; and is a crime under California Penal Code Section 444(c), punishable by imprisonment for a time not exceeding one (1) year, or by a fine not exceeding five thousand dollars (95,000), or by both.

3.3 Third Party Confidential Information. Consultant recognises that the Company has received and in the future may receive from third parties, their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that, during the term of this Agreement and thereafter, Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or entity or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party, unless otherwise authorized by such third party.

3.4 Return of Materials. At any time upon the Company’s request, Consultant will deliver to the Company all of the Company’s property, equipment and documents, together with all copies thereof, that were previously given to Consultant, including but not limited to all electronically stored confidential and/or nonpublic information, passwords to access such property, or Confidential Information that Consultant may have in Consultant’s possession or control, and Consultant agrees to certify in writing that Consultant has fully complied with this obligation.

4. OWNERSHIP.

4.1 Assignment. Consultant agrees that any and all patents and patentable materials, copyrights and copyrightable material, trade secrets, know-how, inventions, designs, processes, procedures, formulations, products, methods, techniques, formulas, programs, ideas, discoveries, developments, enhancements, modifications, improvements, notes, records, drawings, software models, algorithms, other works of authorship, clinical and other data, compilations of data or other intellectual property, whether patentable or not, and information of every kind and description conceived, generated, made, discovered, developed or reduced to practice by Consultant, solely or in collaboration with others, during the Term and in the course of performing Services under this Agreement (collectively, “Inventions”), are, as between the Company and Consultant, the sole and exclusive property of the Company. Consultant has disclosed and agrees to disclose such Inventions promptly to the Company and hereby assigns, and agrees to assign, all of Consultant’s right, title and interest in and to any such Inventions promptly to the Company without royalty or any other consideration and to execute all applications, assignments or other instruments reasonably requested by the Company in order for the Company to establish the Company’s ownership of such Inventions and to obtain whatever protection for such Inventions, including copyright and patent rights in any and all countries on such Inventions as the Company shall determine.

4.2 Further Assurances. Consultant agrees to assist the Company, or its designee, in every reasonable way to secure the Company’s rights in Inventions and any copyrights, patents or other intellectual property rights relating to all Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect to all Inventions, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to all Inventions, and any copyrights, patents, or other intellectual property rights relating to all Inventions. Consultant also agrees that Consultant’s obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of this Agreement.

4.3 Prior Inventions. All Inventions, including those relating to the Company’s business or the Services, that Consultant has, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of Consultant’s engagement with the Company whether patented or unpatented, are excluded from the scope of this Agreement.

4.4 Non-Assignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter “Section 2870”). Consultant has reviewed the notification on Exhibit D (Limited Exclusion Notification) and agrees that Consultant’s signature acknowledges receipt of the notification.

4.5 Pre-Existing Materials. Subject to Section 4.1, Consultant agrees that if, in the course of performing the Services, Consultant incorporates into any Invention developed under this Agreement any pre-existing invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, (i) Consultant will inform the Company, in writing before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Invention, and (ii) the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such Invention. Consultant will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without the Company’s prior written permission.

4.6 Attorney-in-Fact. Consultant agrees that, if the Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature for the purpose of applying for or pursuing any application for any United States or foreign patents, mask work or copyright registrations covering the Inventions assigned to the Company in Section 4.1, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf to execute and file any such applications and to do all other lawfully permitted acts only to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Consultant.

4.7 Prior Obligations. Notwithstanding any other provision of this Agreement to the contrary, Inventions shall not include any invention or discovery that Consultant makes (i) independently of the Services, without use of, reliance upon or reference to any Confidential Information, and without using any Company property, facilities, materials or other resources; (ii) using any financial support provided by Consultant’s employer, TSRI, including funding from any outside source awarded to or administered by TSRI; or (iii) using TSRI’s facilities (other than Consultant’s office or library), materials, or other resources.

5. REPRESENTATIONS AND WARRANTIES. Consultant represents and warrants to the Company that Consultant is legally able to enter into this Agreement and that Consultant’s execution, delivery and performance of this Agreement will not and does not conflict with any agreement, arrangement or understanding, written or oral, to which Consultant is a party or by which Consultant is bound.

6. REPORTS. Consultant also agrees that Consultant will, from time to time during the Term of this Agreement or any extension thereof, keep the Company advised as to Consultant’s progress in performing the Services under this Agreement.

7. TERM AND TERMINATION.

7.1 Term. The term of this Agreement (the “Term”) commenced as of the Effective Date, and shall remain in full force and effect until the termination as provided in Section 7.2.

7.2 Termination. The Company may terminate this Agreement at its convenience and without any breach by Consultant upon five days’ prior written notice to Consultant. Consultant may terminate this Agreement at any time upon 30 days’ prior written notice to the Company. The Company may terminate this Agreement immediately and without prior notice if Consultant refuses to or is unable to perform the Services or is in breach of any material provision of this Agreement or any other agreement between the Company and Consultant.

7.3 Survival. Upon termination of this Agreement, all rights and duties of the Company and Consultant toward each other shall cease except:

(a) The Company will pay, within 30 days after the effective date of termination, all amounts owing to Consultant for Services completed and accepted by the Company prior to the termination date and related expenses, if any, submitted in accordance with the Company’s policies and in accordance with the provisions of Section 1 of this Agreement; and

(b) Sections 3, 4, 7.3, 8, 9 and 11 will survive termination of this Agreement.

8. INDEPENDENT CONTRACTOR; BENEFITS; TAXES.

8.1 Independent Contractor. It is the express intention of the Company and Consultant that Consultant performs the Services as an independent contractor to the Company, and nothing in this Agreement should be construed to create a partnership, joint venture or employer-employee relationship. Consultant (a) is not the agent of the Company and (b) is not authorized to make any representation, contract, or commitment on behalf of the Company. Consultant agrees to provide his own equipment, tools, and other materials at his own expense; however, the Company will make its facilities and equipment available to Consultant when necessary.

8.2 Benefits. The Company and Consultant agree that Consultant will receive no Company-sponsored benefits from the Company. If Consultant is reclassified by a state or federal agency or court as the Company’s employee, Consultant will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company’s benefit plans or programs of the Company in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits.

8.3 Taxes and Withholdings. The Company shall not be responsible for paying any federal, state or local taxes on compensation, and Consultant shall be solely responsible for the payment thereof. The Company may, however, report payments made to Consultant hereunder to tax authorities and shall inform Consultant of such actions. Consultant agrees to accept exclusive liability for complying with all applicable state and federal laws, including laws governing self-employed individuals, if applicable, such as laws related to payment of taxes, social security, disability, and other contributions based on fees paid to Consultant under this Agreement. The Company will not withhold or make payments for social security, unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on Consultant’s behalf. Consultant hereby agrees to indemnify and defend the Company against any and all such taxes or contributions, including penalties and interest. Consultant agrees to provide proof of payment of appropriate taxes on any fees paid to Consultant under this Agreement upon reasonable request of the Company.

9. NON-SOLICITATION; NON-COMPETITION; NON-DISCLOSURE.

9.1 Non-Solicitation. From the date of this Agreement until 12 months after the termination of this Agreement (the “Restricted Period”), Consultant will not, without the Company’s prior written consent, directly or indirectly, whether for Consultant’s own account or for the account of any other person, firm, corporation or other business organization, solicit, entice, persuade, induce or otherwise attempt to influence any person or business who is, or during the period of Consultant’s engagement by the Company was, an employee, consultant, contractor, partner, supplier, customer or client of the Company or its affiliates to leave or otherwise stop doing business with the Company.

9.2 Non-Competition. Consultant represents to Company that Consultant does not have any agreement to provide consulting services to any other party, firm, or company on matters relating to the Company’s business and technologies. During the term of this Agreement, Consultant shall not consult for any entity on matters relating to the Company’s business and technologies other than Company.

9.3 Non-Disclosure. Consultant agrees that without the prior written consent of the Company, Consultant will not intentionally generate any publicity, news release or other announcement concerning the engagement of Consultant hereunder or the services to be performed by Consultant hereunder or otherwise utilize the name of the Company or any of its affiliates for any advertising or promotional purposes.

10. VOLUNTARY NATURE OF AGREEMENT. Consultant acknowledges and agrees that Consultant is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Consultant further acknowledges and agrees that Consultant has carefully read this Agreement and has asked any questions needed to understand the terms, consequences and binding effect of this Agreement and fully understand it to his or her satisfaction. Finally, Consultant agrees that Consultant has been provided an opportunity to seek the advice of an attorney of its choice before signing this Agreement.

11. MISCELLANEOUS.

11.1 Governing Law. This Agreement shall be governed by the laws of California without regard to conflicts of law rules.

11.2 Assignment. The rights and liabilities of the parties hereto shall bind and inure to the benefit of their respective successors, hefts, executors and administrators, as the case may be; provided, however, that as the Company has specifically contracted for Consultant’s Services, Consultant may not assign or delegate Consultant’s obligations under this Agreement either in whole or in part without the prior written consent of the Company. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business.

11.3 Entire Agreement. This Agreement together with any agreements entered into pursuant to the payment to Consultant of the compensation described in Exhibit A for Consultant’s performance of the Services constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements between the parties regarding the subject matter of this Agreement.

11.4 Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

11.5 Notices. Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by U.S. registered or certified mail (return receipt requested), or sent via facsimile (with receipt of confirmation of complete transmission) to the party at the party’s address or facsimile number written below or at such other address or facsimile number as the party may have previously specified by like notice. If by mail, delivery shall be deemed effective three (3) business days after mailing in accordance with this Section 11.5.

If to the Company, to:

Vividion Therapeutics, Inc.

10650 North Torrey Pines Road MB34

San Diego, CA 92037

Attn: Chief Executive Officer

If to Consultant:

To the address for notice on the signature page to this Agreement or, if no such address is provided, to the last address of Consultant provided by Consultant to the Company.

11.6 Legal and Equitable Remedies. Because Consul ant’s Services are personal and unique and because Consultant may have access to and become acquainted with the Confidential Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

11.7 Nature of Services. The Company acknowledges that Consultant’s role is advisory in nature. The Company is therefore free, in its sole discretion to accept, modify, or reject Consultant’s recommendations or any work product resulting from the provision of Services as described herein. The Company shall be solely responsible for the consequences, direct or indirect, of any such decision by the Company.

11.8 Amendments; Waiver. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by Consultant and the Company.

11.9 Attorneys’ Fees. In any court action at law or equity that is brought by one of the parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that party may be entitled.

11.10 Further Assurances. Consultant agrees, upon request, to execute and deliver any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

11.11 Severability. If any provision of this Agreement is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by law.

11.12 Counterparts and Facsimiles. This Agreement may be executed electronically or via facsimile and in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Electronic or facsimile signatures shall be deemed original signatures for all purposes.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date first written above.

CONSULTANT — Benjamin Cravatt	VIVIDION THERAPEUTICS, INC.

By:	By:	/s/ John K. Clarke
Name:	Name:
Title:

Address for Notice:

EIN:

[SIGNATURE PAGE TO CONSULTING AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date first written above.

CONSULTANT — Benjamin Cravatt		VIVIDION THERAPEUTICS, INC.

By:	/s/ Benjamin F. Cravatt	By:
Name:	Benjamin F. Cravatt	Name:
Title:

Address for Notice:

EIN:

[SIGNATURE PAGE TO CONSULTING AGREEMENT]

EXHIBIT A

Services and Compensation

1. Reporting Obligations: Consultant shall report to the Company’s Chief Executive Officer (CEO) or his / her designee(s).

2. Description of Services: Advisory scientific and business services in relation to the operations of the Company as agreed with the CEO or his designee(s). The manner and means that Consultant chooses to complete the Services are in Consultant’s sole discretion and control.

3. Compensation:

A. Company will pay Consultant a fee of $30,000.00 on a quarterly basis for services rendered. Fees are payable on the 10th of the month following the end of the quarter services were rendered. Consultant will be eligible for annual incentive fees of ug to $36,000 at the sole discretion of the Company’s Board of Directors and payable on the 10 of the month following the calendar year end.

B. The Company will reimburse Consultant for all reasonable expenses incurred by Consultant in performing the Services pursuant to this Agreement, provided such expenses are reasonable and such Consultant submits receipts for such expenses to the Company in accordance with Company policy.

EXHIBIT B

Uniform Consulting Agreement Provisions

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